                                                                     EXHIBIT 2.1


                            999 West Hastings Street
                          Vancouver, British Columbia

                                     LEASE

                 Landlord:          LORD REALTY HOLDINGS LIMITED
                                    acting by its attorney in fact,
                                    POLARIS REALTY (CANADA) LIMITED

                 Tenant:            NAM TAI ELECTRONICS (CANADA) LTD.

                               TABLE OF CONTENTS

ARTICLE 1 - BASIC TERMS

1.01    Basic Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

ARTICLE 2 - PREMISES

2.01    Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

ARTICLE 3 - TERM

3.01    Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

ARTICLE 4 - RENT

4.01    Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
4.02    Adjustment of Rent when Areas are Measured or Changed   . . . . . . . . . . . . . . . . . . . . . .      2
4.03    Rent Review   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

ARTICLE 5 -TENANT'S COVENANTS

5.00    Tenant's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.01    Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.02    Permitted Use   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.03    Waste and Nuisance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.04    Insurance Risks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.05    Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.06    By-Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.07    Fire Exit Doors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.08    Rules and Regulations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
5.09    Overholding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
5.10    Signs and Directory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
5.11    Inspection and Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
5.12    Showing Leased Premises   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

ARTICLE 6 - LANDLORD'S COVENANTS

6.00    Landlord's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
6.01    Quiet Enjoyment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
6.02    Interior Climate Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
6.03    Elevators   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
6.04    Entrances; Lobbies, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
6.05    Washrooms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
6.06    Janitor Service   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
6.07    Maintenance of Common Areas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

ARTICLE 7 - REPAIR AND DAMAGE AND DESTRUCTION

7.01    Landlord's Repairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
7.02    Tenant's Repairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
7.03    Abatement and Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

ARTICLE 8 - TAXES AND OPERATING COSTS

8.01    Landlord's Tax Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
8.02    Tenant's Tax Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
8.03    Tenant's Tax Cost   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
8.04    Postponement, etc. of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
8.05    Receipts, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
8.06    Allocation of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
8.07    Operating Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8


                                      (i)

ARTICLE 9 - UTILITIES AND ADDITIONAL SERVICES

9.01    Water and Telephone   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
9.02    Electricity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
9.03    Additional Services   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
9.04    Alterations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

ARTICLE 10 - LICENSES, ASSIGNMENTS AND SUBLETTINGS

10.01   Licenses, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
10.02   Assignment and Subletting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
10.03   Change in Control of Tenant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10

ARTICLE 11 - FIXTURES AND IMPROVEMENTS

11.01   Installation of Fixtures and Improvements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
11.02   Liens and Encumbrances on Fixtures and Improvements   . . . . . . . . . . . . . . . . . . . . . . .     10
11.03   Removal of Fixtures and Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

ARTICLE 12 - INSURANCE AND LIABILITY

12.01   Landlord's Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
12.02   Tenant's Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
12.03   Limitation of Landlord's Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
12.04   Limitation of Tenant's Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
12.05   Indemnity of Landlord   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

ARTICLE 13 - SUBORDINATION, ATTORNNENT, REGISTRATION AND CERTIFICATES

13.00   Tenant's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
13.01   Sale or Financing of Building   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
13.02   Subordination and Attornment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
13.03   Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
13.04   Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
13.05   Assignment by Landlord  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

ARTICLE 14 - OCCURRENCE OF DEFAULT

14.01   Unavoidable Delay   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
14.02   No Admission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
14.03   Part Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14

ARTICLE 15 - REMEDIES OF LANDLORD AND TENANTS DEFAULT

15.01   Remedying by Landlord, Non-payment and Interest   . . . . . . . . . . . . . . . . . . . . . . . . .     14
15.02   Remedies Cumulative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
15.03   Right of Re-entry on Default or Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
15.04   Termination and Re-entry  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
15.05   Payment of Rent, etc. on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
15.06   Waiver of Distress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
15.07   Re-letting, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

ARTICLE 16 - EVENTS TERMINATING LEASE

16.01   Cancellation of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
16.02   Prohibited Occupancy, Bankruptcy, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16



                                      (ii)

ARTICLE 17 - MISCELLANEOUS

17.01   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.02   Extraneous Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.03   Time of Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.04   Area Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.05   Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.06   Frustration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
17.07   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
17.08   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
17.09   Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
17.10   Net Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
17.11   Special Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

ARTICLE 18 - DEFINITIONS

18.01   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
        (a)  Additional Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
        (b)  Building . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
        (c)  Cost of Additional Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
        (d)  Fair Market Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (e)  Insured Damage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (f)  Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (g)  Leased Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (h)  Leasehold Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (i)  Normal Business Hours  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (J)  Operating Cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
        (k)  Operating Cost - fiscal period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
        (1)  Rentable Area - whole floor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (m)  Rentable Area - part floor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (n)  Service Areas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (o)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (p)  Tax Cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (q)  Tenant's Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (r)  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
        (s)  Total Rentable Area  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20


SCHEDULES AND APPENDICES
- ------------------------

Schedule "A"     Outline of Lease Premises
Schedule "B"     Rules and Regulations
Schedule "C"     Special Provisions
Schedule "D"     Option to Renew



                                     (iii)

THIS LEASE dated the 13th day of September, 1995 in pursuance of the Land Transfer Form Act is made between the Landlord and the Tenant named herein who, in consideration of the agreements herein contained, covenant and agree as follows:

                                   ARTICLE I

                                  BASIC TERMS


1.01       The basic terms of this Lease are:

(a)  (i)   Landlord:                     Lord Realty Holdings Limited,
                                         (Registration No. 25475A),
                                         acting by its attorney in fact,
                                         Polaris Realty (Canada) Limited

    (ii)   Address of Landlord:          P.O. Box 12075
                                         555 West Hastings Street
                                         Vancouver, British Columbia
                                         V6B 4N5

(b)  (i)   Tenant (legal name):          NAM TAI ELECTRONICS (CANADA) LTD.

    (ii)   Address of Tenant:            #530 - 999 West Hastings Street
                                         Vancouver, B.C.
                                         V6C 2W2

   (iii)   Individual to contact:        Mr. M.K. KOO

(c)  Leased  Premises:                   Suite #530, 999 West Hastings
                                         Street, Vancouver British Columbia,
                                         comprising approximately 2,700
                                         square feet of rentable Area
                                         determined in accordance with
                                         sections 18.01(l) and 18.01(m)

(d)  (i)   Term:                         two (2) years, eleven (11)
                                         months and -0- days

    (ii)   Commencement Date:            October 1, 1995

   (iii)   Expiry Date:                  August 31, 1998

(e)  Rent:         Year of Term            Per Annum       Per Month      Per S.F.
                   ------------            ---------       ---------      --------
                Oct 1/95 - Aug 31/98       $36,234.00      $3,019.50       $13.42

(f) Additional Charges: The estimated additional charges payable by the Tenant (per sections 8.02(c), 8.07 and 9.02(a)) at the Commencement Date is $36,369.00 per annum payable monthly in advance in the amount of $3,030.75 per month.

(g)  Permitted Business:                 a general business office only.

(h)  Operating Name of Business:         NAM TAI ELECTRONICS (CANADA) LTD.

(i) Deposit: The Tenant has paid a deposit of $ 13,500.00 to be credited to the rent and additional charges for the first and last months of the Term.

                                   ARTICLE 2

                                    PREMISES


2.01 PREMISES. In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases to the Tenant the Leased Premises.


                                   ARTICLE 3

                                      TERM


3.01     TERM. TO HAVE AND TO HOLD the Leased Premises for the term set out in section 1.01(d)(i) commencing on the Commencement Date set out in section 1.01(d)(ii).


                                   ARTICLE 4

                                      RENT


4.01 RENT. YIELDING AND PAYING THEREFOR unto the Landlord, at the office of the Landlord's building manager, or at such other place as the Landlord may direct in writing, during the Term in lawful money of Canada the rent set out in section 1.01(e) in advance on the first day of each and every month during the Term, the first instalment to be paid on or before the Commencement Date. If the Term should commence on a day other than the first, or end on a day other than the last day of the month, the rent for the fraction of a month shall be calculated on a per diem basis at a rent per month equal to one three hundred and sixty-fifth part of the annual rent.


4.02 ADJUSTMENT OF RENT WHEN AREAS ARE MEASURED OR CHANGED. The annual rent set out in section 1.01(e) has been calculated on the basis of the Rentable Area of the Leased Premises being as set out in section 1.01(c) at a rate for each square foot of such Rentable Area determined by dividing such annual rent by the Rentable Area. If the Rentable Area of the Leased Premises was estimated by or on behalf of the Landlord for the purposes of this Lease because the Rentable Area thereof could not be accurately determined prior to the execution of the Lease, or if the Rentable Area of the Leased Premises changes at any time during the Term, then, once the Rentable Area of the Leased Premises can be accurately determined and if the estimate previously made was not correct or has changed, the annual rent and other payments under this Lease base on the Rentable Area shall be adjusted appropriately.


4.03 RENT REVIEW. If annual rent for that portion of the Term following the fifth anniversary of the Commencement Date has not been specifically agreed to by the parties, the annual rent payable under section 1.01(e) hereof shall be reviewed by the parties each fifth anniversary of the Commencement Date to determine if such annual rent then is the Fair Market Rent for the Leased Premises; provided that the annual rent payable by the Tenant for such portion of the Term shall in no event be less than the annual rent payable immediately preceding such anniversary date. The parties shall make bona fide efforts to agree as to the Fair Market Rent for the Leased Premises. If, however, the parties have not agreed as to the amount of such Fair Market Rent by the date one (1) calendar month subsequent to such anniversary date, then such Fair Market Rent shall be determined either:

                 (a) by an arbitrator mutually agreed upon by the parties who shall be a person currently active in the Province of British Columbia as an accredited real estate appraiser having not less than five (5) years experience as an appraiser; or

                 (b) if the parties are unable to agree as to an arbitrator pursuant to section 4.03(a), then such Fair Market Rent shall be determined by a single arbitrator in accordance with the provisions of the Commercial Arbitration Act S.B.C. 1986, c. 3 and amendments thereto or legislation in substitution thereof.

Until the rent has been determined as herein provided, the Tenant shall continue to pay the monthly rent payable theretofore and upon such determination the Landlord or the Tenant, as the case may be, shall make the appropriate payment to the other together with interest thereon from the date of such fifth anniversary to the date of payment at the rate specified in section 15.01.


                                   ARTICLE 5

                               TENANT'S COVENANTS

5.00             TENANT'S COVENANTS.  That the Tenant covenants with the
Landlord as follows:

5.01             RENT.  To pay Rent.

5.02 Permitted Use. To use the Leased Premises only for the purpose of an office for the conduct of the Tenant's business set forth in section 1.01(g) under the name set forth in section 1.01(h) and not to use or permit to be used the Leased Premises or any part thereof for any other purpose or business.

5.03 WASTE AND NUISANCE. Not to commit or permit any waste or injury to the Leased Premises including the Leasehold Improvements and trade fixtures therein, any overloading of the floors thereof, any nuisance therein or any use or manner of use causing annoyance to other tenants and occupants of the Building.

5.04 INSURANCE RISKS. Not to do, omit to do or permit to be done or omit to be done upon the Leased Premises anything which would cause the Landlord's cost of insurance (whether fire or liability) to be increased (and, without waiving the foregoing prohibition the Landlord may demand, and the Tenant shall pay to the Landlord upon demand, the amount of any such increase of cost caused by anything so done or omitted to be done) or which shall cause any policy of insurance to be subject to cancellation.

5.05 CONDITION. Not to permit the Leased Premises to become untidy, unsightly or hazardous or permit unreasonable quantities of waste or refuse to accumulate therein, and at the end of each business day to leave the Leased Premises in a condition such as to reasonably facilitate the performance of the Landlord's janitor and cleaning services referred to in section 6.06.

5.06 BY-LAWS. To comply at its own expense with all municipal, federal, provincial, sanitary, fire and safety laws, by-laws, regulations and requirements pertaining to the operation and use of the Leased Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein.

5.07 FIRE EXIT DOORS. To permit the installation by the Landlord of all doors in the exterior wall of the Leased Premises necessary to comply with the requirements of any statute, law, by-law, regulation, ordinance, order or regulation referred to in section 5.06, and to permit ingress and egress to and from the Leased Premises by the Landlord or by other tenants of the Landlord or by their respective employees, servants, workmen and invitees, by use of such doors in case of fire or emergency.

5.08 RULES AND REGULATIONS. To observe, and to cause its employees, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe the Rules and Regulations attached as Schedule "B" hereto, and such further and other reasonable rules and regulations and amendments and changes therein as may hereafter be made by the Landlord of which notice in writing shall be given to the Tenant and all such rules and regulations shall be deemed to be incorporated into and form part of this Lease.

5.09 OVERHOLDING. That if the Tenant shall continue to occupy the Leased Premises after the expiration of this Lease without any further written agreement and without objection by the Landlord, the Tenant shall be a monthly tenant at a monthly rent equal to One Hundred and Fifty Percent (150%) of the monthly rent payable by the Tenant during the last month of the Term and (except as to length of tenancy) on and subject to the provisions and conditions herein set out.

5.10 SIGNS AND DIRECTORY. Not to paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises (whether on the outside or inside of the Building) or within the Leased Premises so as to be visible from the outside of the Leased Premises, with the exception only of a building standard identification sign at or near the entrance of the Leased Premises and a directory listing in the main lobby of the Building, in each case containing only the name of the Tenant, and to be subject to the approval of the Landlord as to design, size and location. Such identification sign and directory listing shall be installed at the expense of the Tenant, and the Landlord reserves the right to install them as an Additional Service.

5.11 INSPECTION AND ACCESS. To permit the Landlord at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Leased Premises for the purpose of inspection, window cleaning, maintenance, providing janitor service, making repairs, alterations or improvements to the Leased Premises or the Building, or to have access to utilities and services (including underfloor header ducts and access panels, which the Tenant agrees not to obstruct) or to determine the electric light and power consumption by the Tenant in the Leased Premises and the Tenant shall provide free and unhampered access for the purpose, and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby, but the Landlord in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Tenant's use and enjoyment of the Leased Premises.

5.12 SHOWING LEASED PREMISES. To permit the Landlord and its authorized agents and employees to show the Leased Premises to prospective tenants during the Normal Business Hours of the last six (6) months of the Term.


                                   ARTICLE 6

                              LANDLORD'S COVENANTS

6.00             LANDLORD'S COVENANTS.  That the Landlord covenants with the
Tenant as follows:

6.01             QUIET ENJOYMENT.  For quiet enjoyment.

6.02 INTERIOR CLIMATE CONTROL. To provide to the Leased Premises during Normal Business Hours, by means of a system for heating and cooling, filtering and circulating air, processed air in such quantities, at such temperatures as shall maintain in the Leased Premises conditions of reasonable temperature and comfort in accordance with good standards of interior climate control generally pertaining at the date of this Lease applicable to normal occupancy of premises for office purposes, but the Landlord shall have no responsibility for any inadequacy of performance of the said system if the Leased Premises depart from the design criteria for such system, namely that the occupancy will not exceed one person for every 100 square feet of floor area, that the electrical power consumed in the Leased Premises for all purposes shall not exceed 3.0 watts per square foot of floor area, that the Tenant shall not have installed partitions or other installations in locations which interfere with the proper operation of the said system, that the window coverings on exterior windows shall be fully closed while such windows are exposed to direct sunlight. If the use of the Leased Premises does not accord with the said design criteria and changes in the system are feasible and desirable to accommodate such use the Landlord may, and at the written request of the Tenant shall, make such changes and the entire expense of such changes will be reimbursed by the Tenant to the Landlord.

6.03 ELEVATORS. Subject to the supervision of the Landlord, to furnish for use by the Tenant and its employees and invitees in common with other persons entitled thereto passenger elevator service to the Leased Premises, and to furnish for the use of the Tenant in common with others entitled thereto at reasonable intervals and at such hours as the Landlord may select, elevator service to the Leased Premises for the carriage of furniture, equipment, deliveries and supplies, provided however, that if the elevators shall become inoperative or shall be damaged or destroyed the Landlord shall have a reasonable time within which to repair such damage or replace such elevator and the Landlord shall repair or replace the same as soon as reasonably possible, but shall in no event be liable for indirect or consequential damages or other damages for personal discomfort or illness during such period of repair or replacement.

6.04 ENTRANCES, LOBBIES, ETC. To permit the Tenant and its employees and invitees to have the use during Normal Business Hours in common with others entitled thereto of the common entrances, lobbies, stairways and corridors of the Building giving access to the Leased Premises (subject to the Rules and Regulations referred to in section 5.08 and such other reasonable limitations as the Landlord may from time to time impose).

6.05 WASHROOMS. To permit the Tenant and its employees and invitees in common with others entitled thereto to use the washrooms in the Building on the floor and floors on which the Leased Premises are situate.

6.06 JANITOR SERVICE. To cause when reasonable necessary from time to time the floors and windows of the Leased Premises to be swept and cleaned and the desks, tables and other furniture of the Tenant to be dusted all in keeping with a first-class office building but with the exception of the obligation to cause such work to be done, the Landlord shall not be responsible for any act of omission or commission on the part of the persons employed to perform such work; such work shall be done at the Landlord's direction without interference by the Tenant, its servants or employees.

6.07 MAINTENANCE OF COMMON AREAS. To cause the elevators, common entrances, lobbies, stairways, corridors, washrooms and other parts of the Building from time to time provided for common use and enjoyment to be swept, cleaned or otherwise maintained substantially in keeping with a first-class office building.


                                   ARTICLE 7

                       REPAIR AND DAMAGE AND DESTRUCTION

7.01             LANDLORD'S REPAIRS.  The Landlord covenants with the Tenant:

                 (a) to keep in a good and reasonable state of repair, and consistent with the general standards of first-class office buildings in the City of Vancouver, but subject to section 7.03(b):

                          (i) the Building (other than the Leased Premises and premises of other tenants) including the foundation, roof, exterior walls including glass portions thereof, the systems for interior climate control, the elevators, entrances, stairways, corridors and lobbies and washrooms from time to time provided for use in common by the Tenant and other tenants of the Building and the systems provided for bringing utilities to the Leased Premises;

                          (ii) the structural members or elements of the Leased Premises; and

                 (b) to repair defects in construction performed or installations made by the Landlord in the Leased Premises and Insured Damage.

7.02             TENANT'S REPAIRS.  The Tenant covenants with the Landlord:

                 (a) to keep in a good and reasonable state of repair and consistent with the general standards of first-class office buildings in the City of Vancouver, but subject to section 7.03(b), the Leased Premises including all Leasehold Improvements and all trade fixtures therein and all glass therein other than glass portions of exterior walls thereof, but with the exception of structural members or elements of the Leased Premises and defects in construction performed or installations made by the Landlord and Insured Damage therein;

                 (b) that the Landlord may enter and view the state of repair, and that the Tenant will repair according to notice in writing, and that the Tenant will leave the Leased Premises in a good and reasonable state of repair, subject always to the exceptions referred to in section 7.02(a); and

                 (c) that if any part of the Building including the systems for interior climate control and for the provision of utilities becomes out of repair, damaged or destroyed through the negligence or misuse of the Tenant or its employees, invitees or others over which the Tenant can reasonably be expected to exercise control, the expense of repairs or replacements thereto necessitated thereby shall be reimbursed to the Landlord promptly upon demand.

7.03 ABATEMENT AND TERMINATION. It is agreed between the Landlord and the Tenant that:

                 (a) in the event of damage to the Leased Premises or to the Building and if the damage is such that the Lease Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any period of time in excess of ten (10) days, then

                           (i) unless the damage was caused by the fault or negligence of the Tenant or its employees, invitees or others under its control, from and after the date of occurrence of the damage and until the Leased Premises are again reasonably capable of use and occupancy as aforesaid, rent shall abate from time to time in proportion to the part or parts of the Leased Premises not reasonably capable of use and occupancy; and

                           (ii) unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant, as the case may be (according to the nature of the damage and their respective obligations to repair as provided in sections 7.01 and 7.02 hereof) shall repair such damage with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of rent to which the Tenant is otherwise entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence; and

                 (b)      if either:

                           (i)   the Leased Premises; or

                          (ii) premises whether of the Tenant or other tenants of the Building comprising in the aggregate half or more of the Rentable Area of the Building;

                          are substantially damaged or destroyed by any cause to the extent such that in the reasonable opinion of the Landlord they cannot be repaired or rebuilt within one hundred and eighty (180) days after the occurrence of the damage or destruction, the Landlord or the Tenant may at its option, exercisable by written notice to the other given thirty (30) days after the occurrence of such damage or destruction, terminate this Lease, in which event neither the Landlord nor the Tenant shall be bound to repair as provided in sections 7.01 and 7.02 hereof, and the Tenant shall instead deliver up possession of the Leased Premises to the Landlord with reasonable expedition but in any event within sixty (60) days after delivery of such notice of termination, and rent shall be apportioned and paid to the date upon which possession is so delivered up (but subject to any abatement to which the Tenant may be entitled under section 7.03(a) by reason of the Leased Premises having been rendered in whole or in part not reasonably capable of use and occupancy), but otherwise the Landlord or the Tenant as the case may be (according to the nature of the damage and their respective obligations to repair as provided in sections 7.01 and 7.02) shall repair such damage with such reasonable diligence.

                                   ARTICLE 8

                           TAXES AND OPERATING COSTS

8.01 LANDLORD'S TAX OBLIGATIONS. The Landlord covenants with the Tenant subject to the provisions of section 8.02, to pay promptly when due to the taxing authority or authorities having jurisdiction, all Taxes.

8.02             TENANT'S TAX OBLIGATIONS.  The Tenant covenants with the
Landlord:

                 (a) to pay when due, all taxes, business taxes, business licence fees, and other taxes, rates, duties or charges levied, imposed or assessed by lawful authority in respect of the use and occupancy of the Leased Premises by the Tenant, the business or businesses carried on therein, or the equipment, machinery of fixtures brought therein by or belonging to the Tenant, or to anyone occupying the Leased Premises with the Tenant's consent, or from time to time levied, imposed or assessed in the future in lieu thereof, and to pay to the Landlord upon demand the portion of any tax, rate, duty or charge levied or assessed upon the Land and Building that is attributable to any equipment, machinery or fixtures on the Leased Premise which are not the property of the Landlord, or which may be removed by the Tenant;

                 (b) to pay to the federal, provincial or municipal authority imposing the same all service, business transfer, transaction value, ad valorem or other taxes by whatever name called, if any, assessed upon and as a direct result of the payment of rent hereunder as often as such taxes become due and whether or not such taxes are applicable on the date of the execution of this Lease or become applicable thereafter. In the event that such taxes are by statute, by-law or regulation, imposed upon or payable by the Landlord as recipient of the rent, the Tenant shall reimburse the Landlord for the full amount of such taxes within thirty (30) days of such taxes becoming due.

                 (c) to pay promptly to the Landlord when demanded or otherwise due hereunder all Taxes in respect of all Leasehold Improvements in the Leased Premises;

                 (d)      to pay to the Landlord in the manner specified in
                          section 8.03 the Tenant's Share of the Tax Cost.

8.03 TENANT'S TAX COST. After the commencement of the Term of this Lease and prior to the commencement of each fiscal period selected by the Landlord thereafter which commences during the Term the Landlord shall estimate the Tenant's Share of any Tax Cost for the ensuing fiscal period or (if applicable) broken portion thereof, as the case may be, to become payable under section 8.02, and notify the tenant in writing of such estimate. The amount so estimated shall be payable in equal monthly instalments in advance over the fiscal period or broken portion of the fiscal period in question, each such instalment being payable on each monthly rental payment date provided in
Article 4. When the Tax Cost for the fiscal period or broken portion of the fiscal period in question becomes finally determined the Landlord shall recalculate the same. If the Tenant has overpaid such Tax Cost, the Landlord shall refund any excess paid, but if any balance remains unpaid, the Landlord shall fix monthly instalments for the then remaining balance of such fiscal period or broken portion thereof such that, after giving credit for instalments paid by the Tenant hereunder on the basis of such estimate, the Tenant's entire Tax Cost will have been paid during such fiscal period or broken portion thereof but if for any reason the Tax Cost is not finally determined within such fiscal period or broken portion thereof, the parties shall make the appropriate readjustment when such Tax Cost becomes finally determined.
Neither party may claim a readjustment in respect of the Tax Cost based on any error of estimation, determination or calculation thereof unless claimed in writing prior to the expiration of one (1) year after the fiscal period to which the Taxes relate. Any report of the Landlord's auditor as to the Tax Cost shall be conclusive as to the amount thereof for any period to which such report relates.

8.04 POSTPONEMENT, ETC. OF TAXES. The Landlord may postpone payment of any Taxes payable by it pursuant to section 8.01 and the Tenant may postpone payment of any Taxes, rates, duties, levies and assessments payable by it under section 8.02(a) and (b), in each case to the extent permitted by law and if prosecuting in good faith any appeal against the imposition thereof, and provided in the case of a postponement by the Tenant that if the Building or any part thereof or the Landlord shall become liable to assessment, prosecution, fine or other liability the Tenant shall have given security in a form and of an amount satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to ensure payment thereof.

8.05 RECEIPTS, ETC. Whenever requested by the Landlord the Tenant will deliver to it receipts for payments of all taxes, rates, duties, levies and assessments payable by the Tenant pursuant to sections 8.02(a) and (b) hereof and furnish such other information in connection therewith as the Landlord may reasonably require.

8.06 ALLOCATION OF TAXES. If a separate allocation of Taxes is not issued by the relevant taxing authority with respect to any Leasehold Improvements, the Landlord or the Tenant may from time to time apply to the taxing authority for a determination of the portion of Taxes attributable to such Leasehold Improvements, which determination shall be conclusive for the purposes of this Article. In the event that no such determination may be obtained from the taxing authority, the Landlord shall establish the portion of Taxes attributable to such Leasehold Improvements using the then current established principles of assessment used by the taxing authority, or such other method which is fair, reasonable and equitable as determined by the Landlord.

8.07 OPERATING COST. During the Term of the Lease the Tenant shall pay to the Landlord in the manner set forth in this section the Tenant's Share of the Operating Cost. Prior to the commencement of the Term of this Lease and the commencement of each fiscal period selected by the Landlord thereafter which commences during the Term the Landlord shall estimate the amount of the Tenant's Share of any Operating Cost for the ensuing fiscal period or, if applicable broken portion thereof, as the case may be, and notify the Tenant in writing of such estimate. The amount so estimated shall be payable in equal monthly instalments in advance over the fiscal period or broken portion thereof in question, each such instalment being payable on each monthly rental payment date provided in Article 4. The Landlord may from time to time alter the fiscal period selected, in which case, and in the case where only a broken portion of a fiscal period is included within the Term, the appropriate adjustment in monthly payments shall be made. From time to time during a fiscal period the Landlord may re-estimate the amount of Operating Cost in which event the Landlord shall notify the Tenant in writing of such re-estimate and fix monthly instalments for the then remaining balance of such fiscal period or broken portion thereof such that, after giving credit for instalments paid by the Tenant on the basis of the previous estimate or estimates, the Operating Cost will have been paid during such fiscal period or broken portion thereof. As soon as practicable after the expiration of each fiscal period the Landlord shall make a final determination of Operating Cost for such fiscal period or (if applicable) broken portion thereof and notify the Tenant, and the parties shall make the appropriate readjustment. Neither party may claim a readjustment in respect of the Operating Cost based upon error of estimation, determination or calculation thereof unless claimed in writing prior to the expiration of one (1) year after the fiscal period to which the Operating Cost relates. Notices by the Landlord stating the amount of any estimate, re-estimate or determination of Operating Cost, or monthly instalments payable need not include particulars of Operating Cost. Any report of the Landlord's auditor as to the Operating Cost shall be conclusive as to the amount thereof for any period to which such report relates.

                                   ARTICLE 9

                       UTILITIES AND ADDITIONAL SERVICES

9.01 WATER AND TELEPHONE. The Landlord shall furnish appropriate ducts for bringing telephone services to the Leased Premises and shall provide hot and cold water to washrooms available for the Tenant's use in common with others entitled thereto.

9.02 ELECTRICITY. The Tenant shall pay throughout the Term promptly to the Landlord when demanded:

                 (a) the cost of electrical light and power supplied to the Leased Premises monthly based on the electric light and power requirements of the Tenant on a pro rata basis as determined from time to time during the Term and billed by the Landlord, provided that the Tenant or a duly authorized representative shall have the right to verify that the method of apportionment used is consistent with the method used for other tenants of the Building;

                 (b) the cost of cleaning, maintaining and servicing in all respects all electrical lighting fixtures in the Leased Premises including the cost of replacement of electrical light bulbs, tubes, starters and ballasts used to replace those installed at the commencement of the said Term, such cleaning, maintaining, servicing and replacement shall be within the exclusive right of the Landlord.

9.03 ADDITIONAL SERVICES. The Landlord, if it shall from time to time so elect, shall have the exclusive right, by way of Additional Services, to provide or have its designated agents or contractors provide any janitor or cleaning services to the Leased Premises required by the Tenant which are additional to those required to be provided by the Landlord under section 6.06, including the Additional Services which the Landlord agrees to provide by arrangement and to supervise the moving of furniture or equipment of the Tenant and the making of repairs or alterations conducted within the Leased Premises, and to supervise or make deliveries to the Leased Premises. The cost of Additional Services provided to the Tenant, whether the Landlord shall be obligated hereunder or shall elect to provide them as Additional Services, shall be paid to the Landlord by the Tenant from time to time promptly upon receipt of invoices therefor from the Landlord. Cost of Additional Services charges directly to the Tenant and other tenants shall be credited in computing Operating Cost.

9.04 ALTERATIONS. Where, after substantial completion, of the Building, the Landlord is required by law or a competent authority to make alterations to the Leased Premises, then in each year of the Term after completion of such alterations (but not after the cost thereof has been repaid to the Landlord), the Tenant shall pay to the Landlord ten percent (10%) of the cost to the Landlord of making such alterations, and if the Landlord is required to make similar alterations to other portions or areas of the Building the cost of so doing shall be reasonably apportioned by the Landlord to each of the premises.

                                   ARTICLE 10

                     LICENSES, ASSIGNMENTS AND SUBLETTINGS

10.01 LICENSES, ETC. The Tenant shall not suffer or permit any part of the Leased Premises to be used or occupied by any persons other than the Tenant, any subtenants permitted under section 10.02 and the employees of the Tenant and any such permitted subtenant, or suffer or permit any part of the Leased Premises to be used or occupied by any licensee, franchisee or concessionaire, or suffer or permit any persons to be upon the Leased Premises other than the Tenant, such permitted subtenants and their respective employees, customers and others having lawful business with them.

10.02 ASSIGNMENT AND SUBLETTING. The Tenant shall not assign this Lease or sublet the whole or any part of the Leased Premises, unless (1) it shall have received or procured a bona fide written offer to take an assignment or sublease which is not inconsistent with, and the acceptance of which would not breach any provision of this Lease if this section is complied with and which the Tenant has determined to accept subject to this section being complied with, and (2) it shall have first requested and obtained the consent in writing of the Landlord thereto. Any request for such consent shall be in writing and accompanied by a true copy of such offer, and the Tenant shall furnish to the Landlord all information available to the Tenant and requested by the Landlord as to the responsibility, reputation, financial standing and business of the proposed assignee or subtenant. Within fifteen (15) days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder (and if no such information has been requested, within fifteen (15) days after receipt of such request for consent) the Landlord shall have the right upon written notice to the Tenant, if the request is to assign this Lease or sublet the whole of the Leased Premises (unless this request is for assignment is for assignment or subletting to an affiliate or associate or subsidiary company of the Tenant and provided the Tenant shall not profit from an increase in the Rent or by cash payment or inducement paid by the Assignee or Sublessee to the Tenant), to cancel and terminate this Lease, or if the request is to sublet a part of the Leased Premises only, to cancel and terminate this Lease with respect to such part in each case of a termination date to be stipulated in the notice of termination which shall not be less than sixty (60) days or more than ninety (90) days following the giving of such notice, and in such event the Tenant shall surrender the whole or part, as the case may be, of the Leased Premises in accordance with such notice and rent shall be apportioned and paid to the date of surrender and, if a part only of the Leased Premises is surrendered, rent payable as set forth in section 1.01(e) shall thereafter abate proportionately. If the Landlord shall not exercise the foregoing right of cancellation then the Landlord's consent to the Tenant request for consent to assign or sublet shall not be unreasonably withheld and if such consent shall be given, the Tenant shall assign or sublet, as the case may be, only upon the terms set out in the offer submitted to the Landlord as aforesaid and not otherwise. The Tenant further agrees that if the Landlord consents to any such assignment or subletting, the Tenant shall be responsible for and shall hold the Landlord harmless from any and all capital costs for Leasehold Improvements and all other expenses, costs and charges in respect to or arising out of any such assignment or subletting. Notwithstanding any such consent being given by the Landlord and such assignment or subletting being effected, the Tenant hereunder shall remain bound to the Landlord for the fulfillment of all the terms, covenants, conditions and agreements herein contained during the Term and any Renewal Term.

10.03 CHANGE IN CONTROL OF TENANT. If the Tenant is a private corporation and if by the sale or other disposition of its shares or securities the control or the beneficial ownership of such corporation is changed at any time during the Term of this Lease, such change shall be deemed to be an assignment of this Lease within the meaning of section 10.02. If such control or beneficial ownership is changed without the prior written consent of the Landlord, the Landlord may, at its option, cancel the Lease and the Term hereby granted upon the giving of sixty (60) days notice to the Tenant of its intention to cancel and this Lease and the Term shall thereupon be cancelled.

                                   ARTICLE 11

                           FIXTURES AND IMPROVEMENTS

11.01 INSTALLATION OF FIXTURES AND IMPROVEMENTS. The Tenant will not make, erect, install or alter any Leasehold Improvements or trade fixtures in the Leased Premises without having requested and obtained the Landlord's prior written approval, which the Landlord shall not unreasonably withhold. In making, erecting, installing or altering any Leasehold Improvements or trade fixtures the Tenant shall obtain all required building and occupancy permits and shall not alter or interfere with any installations which have been made by the Landlord without the prior written approval of the Landlord, and in no event shall alter or interfere with window coverings installed by the Landlord on exterior windows. The Tenant's request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications thereof. Any out of pocket expenses incurred by the Landlord in connection with any such approval shall be deemed incurred by way of Additional Service. All work to be performed in the Leased Premises shall be performed by competent contractors and subcontractors of whom the Landlord shall have approved (such approval not to be unreasonably withheld, but provided that the Landlord may require that the Landlord's contractors and subcontractors be engaged for any mechanical or electrical work) and by workmen whose labor union affiliations are compatible with those of workmen employed by the Landlord and its contractors and subcontractors. All such work shall be subject to inspection by and the reasonable supervision of the Landlord, as an Additional Service, and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord and completed in good and workmanlike manner in accordance with the description of the work approved by the Landlord.

11.02 LIENS AND ENCUMBRANCES ON FIXTURES AND IMPROVEMENTS. In connection with the making, erection, installation or alteration of Leasehold Improvements and trade fixtures and all other work or installations made by or for the Tenant in the Leased Premises the Tenant shall comply with all the provisions of The Builders Lien Act and other statutes from time to time applicable thereto (including any provision requiring or enabling the retention of portions of any sums payable by way of hold-backs) and except as to any such hold-back shall promptly pay all accounts relating thereto. The Tenant will not create any mortgage, conditional sale agreement or other encumbrance in respect of its Leasehold Improvements or trade fixtures or permit any such mortgage, conditional sale agreement or other encumbrance to attach to the Leased Premises. If and whenever any mechanics' or other lien for work, labour, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefor shall arise or be filed or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Tenant shall within twenty (20) days after receipt of notice thereof procure the discharge thereof, including any certificate of action registered in respect of any lien, by payment or certificate of action registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may in addition to all other remedies hereunder avail itself of its remedy under section 15.01 and may make any payments required to procure the discharge of any such liens or encumbrances, shall be entitled to be reimbursed by the Tenant as provided in section 15.01, and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set off or defence. This section shall not prevent the Tenant mortgaging or encumbering its chattels, furniture and equipment not of the nature of fixtures.

11.03 REMOVAL OF FIXTURES AND IMPROVEMENTS. All Leasehold Improvements in or upon the Leased Premises shall immediately upon termination of this Lease be and become the Landlord's property without compensation therefor to the Tenant. Except to the extent otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Tenant from the Leased Premises either during or at the expiration or sooner termination of the Term except that (1) the Tenant may at the end of the Term remove its trade fixtures, (2) the Tenant shall at the end of the Term remove such of its Leasehold Improvements and trade fixtures as the Landlord shall require to be removed, and (3) the Tenant may remove its furniture and equipment at the end of the Term, and also during the Term in the usual and normal course of its business where such furniture or equipment has become excess for the Tenant's purposes or the Tenant is substituting therefor new furniture and equipment. The Tenant shall, in the case of every removal either during or at the end of the Term, immediately make good any damage caused to the Leased Premises by the installation and removal.

                                   ARTICLE 12

                            INSURANCE AND LIABILITY

12.01 LANDLORD'S INSURANCE. The Landlord shall be deemed to have insured (for which purpose it shall be a co-insurer, if and to the extent that it shall not have insured) the Building and all improvements and installations made by the Landlord in the Leased Premises, except to the extent hereinafter specified, in respect of perils and to amounts and on terms and conditions which from time to time are insurable at a reasonable premium and which are normally insured by reasonably prudent owners of properties similar to the Building, as from time to time determined at reasonable intervals (but which need not be determined more often than annually and shall not be determined less often than every three (3) years) by insurance advisors selected by the Landlord, and whose written opinion shall be conclusive. Upon the request of the Tenant from time to time the Landlord will furnish a statement as to the perils in respect of which and the amounts to which it has insured the Building, and the Tenant shall be entitled at reasonable times upon reasonable notice to the Landlord to inspect copies of the relevant portions of policies of insurance in effect and a copy of any relevant opinions of the Landlord's insurance advisors.

12.02 TENANT'S INSURANCE. The Tenant shall take out and keep in force in respect of any loss which might occur during the Term:

                 (a) comprehensive general liability (including bodily injury, death, personal injury and property damage) insurance on an occurrence or "claims made" form with respect to the business carried on, in or from the Leased Premises and the Tenant's use and occupancy thereof of not less than $3,000,000.00 which insurance shall include the Landlord as a named insured and shall protect the Landlord in respect of claims by the Tenant as if the Landlord were separately insured; and

                 (b) insurance in such amounts as may be reasonably required by the landlord in respect of fire and such other perils, including sprinkler leakage as are from time to time defined in the usual extended coverage endorsement covering the Tenant's trade fixtures and the furniture and equipment of the Tenant and (except as to Insured Damage) all Leasehold Improvements of the Tenant, and which insurance shall include the Landlord as a named insured as the Landlord's interest may appear with respect to the insured Leasehold Improvements and provided that any proceeds recoverable in the event of loss to Leasehold Improvements shall be payable to the Landlord but the Landlord agrees to make available such proceeds toward the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision hereof;

and if the Landlord shall require the same from time to time then also:

                 (c) Tenant's fire legal liability insurance in an amount not less than the actual cash value of the Leased Premises; and

                 (d) insurance upon all plate glass in or which forms a boundary of the Leased Premises in an amount sufficient to replace all such glass.

                 All insurance required to be maintained by the Tenant hereunder shall be on terms and with insurers to which the Landlord has no reasonable objection and shall provide that such insurers shall provide to the Landlord thirty (30) days' prior written notice of cancellation or material alteration of such terms. The Tenant shall furnish to the Landlord evidence as to the insurance from time to time required to be effected by the Tenant and its renewal or continuation in force either by means of a certified copy of the policy or policies of its insurance with all amendments and endorsements or a certificate from the Tenant's insurer which shall provide such information as the Landlord may reasonably request. If the Tenant shall fail to take out, renew and keep in force such insurance the Landlord may do so as the agent of the Tenant and the Tenant shall repay to the Landlord any amounts paid by the Landlord as premiums forthwith upon demand.

12.03            LIMITATION OF LANDLORD'S LIABILITY.  The Tenant agrees that:

                 (a) the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to, the Tenant or its employees, invitees, or licensees or any other person in, on or about the Building unless resulting from the actual fault or negligence of the Landlord, but in no event shall the Landlord be liable:

                                (i) for any damage other than Insured Damage which is caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Building or from the pipes or plumbing works thereof or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by anything done or omitted by any other tenant;

                                (ii)   for any act or omission (including
                                       theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitor services, security services, supervision or any other work in or about the Leased Premises or the Building; or

                                (iii) for loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Tenant; and

                 (b) the Landlord will have no responsibility or liability for the failure to supply interior climate control or elevator service when prevented from doing so by strikes, the necessity of repairs, any order or regulation of any body having jurisdiction, the failure of the supply of any utility required for the operation thereof or any other cause beyond the Landlord's reasonable control, and shall not be held responsible for any bodily injury, death or damage to property arising from the use of, or any happening in or about, any elevator.

12.04 LIMITATION OF TENANT'S LIABILITY. The Landlord releases the Tenant from all claims or liabilities in respect of any damage which is Insured Damage, to the extent of the cost of repairing such damage, but not from injury, loss or damage which is consequential thereto or which arises therefrom where the Tenant is negligent or otherwise at fault.

12.05 INDEMNITY OF LANDLORD. Except as provided in section 12.04, the Tenant agrees to indemnify and save harmless the Landlord in respect of all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work by or any act or omission of the Tenant or any assignee, subtenant, agent, employee, contractor, invitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, costs, expense or damage suffered or incurred by the Landlord arising from any breach by the Tenant of any of its covenants and obligations under this Lease.

                                   ARTICLE 13

            SUBORDINATION, ATTORNMENT, REGISTRATION AND CERTIFICATES

13.00            TENANT'S COVENANTS.  The Tenant agrees with the Landlord that:

13.01 SALE OR FINANCING OF BUILDING. The rights of the Landlord under this Lease may be mortgaged, charged, transferred or assigned to a purchaser or to a mortgagee, or trustee for bond holders and in the event of a sale or of default by the Landlord under any mortgage, trust deed or trust indenture and the purchaser, mortgagee or trustee, as the case may be, duly entering into possession of the Building or the Leased Premises, the Tenant agrees to attorn to and become the tenant of such purchaser, mortgagee or trustee under the terms of this Lease.

13.02 SUBORDINATION AND ATTORNMENT. If required by any mortgagee or the holder of any trust deeds or trust indentures, this Lease and all rights of the Tenant hereunder shall be subject and subordinate to all mortgages, trust deeds or trust indentures now or hereafter existing which may now or hereafter affect the Building and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that the Tenant whenever required by any mortgagee (including any trustee under a trust deed or trust indenture) shall attorn to such mortgagee as the tenant upon all of the terms of this Lease. The Tenant agrees to execute promptly whenever requested by the Landlord or by such mortgagee an instrument of subordination or attornment, as the case may be, as may be required of it.

13.03 REGISTRATION. The Tenant covenants and agrees with the Landlord that the Landlord shall not be obliged to provide this Lease in registrable form and the Tenant agrees not to register this Lease, provided that the Tenant at the request of the Landlord and at the cost and expense of the Tenant, will cause this Lease to be registered in the Land Title Office in the city in which title to the Leased Premises is registered. Notwithstanding the provisions of section 13.02, in the event the Landlord requires this Lease to be registered in priority to any mortgage, trust deed or trust indenture which may now or any time hereafter affect in whole or in part the Leased Premises or the Building and whether or not any such mortgage, trust deed or trust indenture shall affect only the Leased Premises or the Building or shall be a blanket mortgage, trust deed or trust indenture affecting other premises as well, the Tenant covenants and agrees with the Landlord that the Tenant shall execute promptly upon request by the Landlord any certificate, priority agreement, or other instrument which may from time to time be requested to give effect thereto.

13.04 CERTIFICATES. The Tenant agrees with the Landlord that the Tenant shall promptly whenever requested by the Landlord from time to time execute and deliver to the Landlord (and if required by the Landlord, to any mortgagee (including any trustee under a trust deed or trust indenture) or purchaser designated by the Landlord) a certificate in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the rental payable hereunder and the state of the accounts between the Landlord and Tenant, the existence or non-existence of defaults, and any other matter pertaining to this Lease as to which the Landlord shall request a certificate.

13.05 ASSIGNMENT BY LANDLORD. In the event of the sale by the Landlord of the Building or a portion thereof containing the Leased Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that such purchaser or assignee has assumed the covenants and obligations of the Landlord hereunder, the Landlord shall, without further written agreement, be freed and relieved of liability upon such covenants and obligations.

                                   ARTICLE 14

                             OCCURRENCE OF DEFAULT

14.01 UNAVOIDABLE DELAY. Except as herein otherwise expressly provided, if and whenever and to the extent that either the Landlord or the Tenant shall be prevented, delayed or restricted in the fulfillment of any obligations hereunder in respect of the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing (other than the payment of rent or other moneys due) by reason of strikes or work stoppages, or being unable to obtain any material, service, utility or labour required to fulfil such obligation or by reason of any statute, law or regulation of or inability to obtain any permission from any governmental authority having lawful jurisdiction preventing, delaying or restricting such fulfillment, or by reason of other unavoidable occurrence, the time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof, and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned; but nevertheless the Landlord will use its best efforts to maintain services essential to the use and enjoyment of the Leased Premises.

14.02 NO ADMISSION. The acceptance of any rent from or the performance of any obligation hereunder by a person other than the Tenant shall not be construed as an admission by the Landlord of any right, title or interest of such personas a subtenant, assignee, transferee or otherwise in the place and stead of the Tenant.

14.03 PART PAYMENT. The acceptance by the Landlord of a part payment of any sums required to be paid hereunder shall not constitute waiver or release of the right of the Landlord to payment in full of such sums.

                                   ARTICLE 15

                   REMEDIES OF LANDLORD AND TENANT'S DEFAULT

15.01 REMEDYING BY LANDLORD, NON-PAYMENT AND INTEREST. In addition to all the rights and remedies of the Landlord available to it in the event of any default hereunder by the Tenant either by any other provision of this Lease or by statute or the general law, the Landlord:

                 (a) shall have the right at all times to remedy or attempt to remedy any the Tenant, and in so doing may make any payments due or be due by the Tenant to third parties and may enter upon Premises to do any work or other things therein and in all expenses of the Landlord in remedying or attempting such default shall be payable by the Tenant to the Landlord forthwith upon demand; and

                 (b) shall have the same rights and remedies in the event of any nonpayment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as in the case of non-payment of rent.

                 If the Tenant shall fail to pay any rent or other amount from time to time payable by it to the Landlord hereunder promptly when due, then the Tenant shall pay interest thereon at a rate of three percent (3%) per annum in excess of the rate of interest published from time to time by the main branch in Vancouver, British Columbia, of the Landlord's bank, as its reference rate for calculating interest on commercial loans of Canadian dollars and referred to by such bank as its prime rate, from the date upon which the same was due until actual payment thereof. Any interest payable under this section shall be payable on the first day of each month and all arrears of interest shall bear interest at the same rate.

15.02 REMEDIES CUMULATIVE. The Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Tenant, either by any provision of this Lease or by statute or the general law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord by statute or general law.

15.03 RIGHT OF RE-ENTRY ON DEFAULT OR TERMINATION. Provided and it is expressly agreed that if and whenever the rent hereby reserved or other monies payable by the Tenant or any part thereof, whether lawfully demanded or not, are unpaid and the Tenant shall have failed to pay such rent or other monies within five (5) business days after the Landlord shall have given to the Tenant notice requiring such payment, or if the Tenant shall breach or fail to observe and perform any of the covenants, agreements, provisos, conditions, rules or regulations and other obligations on the part of the Tenant to be kept, observed or performed hereunder, or if this Lease shall have become terminated pursuant to any provision hereof, or if the Landlord shall have become entitled to terminate this Lease and shall have given notice terminating it pursuant to any provision hereof, then and in every such case it shall be lawful for the Landlord thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding.

15.04 TERMINATION AND RE-ENTRY. If and whenever the Landlord becomes entitled to re-enter upon the Leased Premises under any provision of this Lease, the Landlord, in addition to all other rights and remedies, shall have the right to terminate this Lease forthwith by leaving upon the Leased Premises notice in writing of such termination.

15.05 PAYMENT OF RENT, ETC. ON TERMINATION. Upon the giving by the Landlord of a notice in writing terminating this Lease, whether pursuant to this or any other provision of this Lease, this Lease and the Term shall terminate, rent and any other payments for which the Tenant is liable under this Lease shall be computed, apportioned and paid in full to the date of such termination, and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, and the Landlord may re-enter and take possession of them.

15.06 WAIVER OF DISTRESS. The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord's right of distress and covenants and agrees that notwithstanding any such statute none of the goods and chattels of the Tenant on the Leased Premises at any time during the Term shall be exempt for levy by distress for rent in arrears. The Tenant will not sell, dispose of or remove any of the fixtures, goods or chattels of the Tenant from or out of the Leased Premises during the Term without the consent of the Landlord, unless the Tenant is substituting new fixtures, goods or chattels of equal value or is bona fide disposing of individual items which have become excess for the Tenant's purposes; and the Tenant will be the owner of its fixtures, good and chattels and will not permit them to become subject to any lien, mortgage, charge or encumbrance.

15.07 RE-LETTING, ETC. Whenever the Landlord becomes entitled to re-enter upon the Leased Premises under any provision of this Lease the Landlord in addition to all other rights it may have shall have the right as agent of the Tenant to enter the Leased Premises and re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and to sell the same at public or private sale without notice and to apply the proceeds thereof and any rent derived from re-letting the Leased Premises upon account of the rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency, if any.

                                   ARTICLE 16

                            EVENTS TERMINATING LEASE

16.01 CANCELLATION OF INSURANCE. If any policy of insurance upon the Building from time to time effected by the Landlord shall be cancelled or about to be cancelled by the insurer by reason of the use or occupation of the Leased Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Leased Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate or avoid cancellation of (as the case may be) such policy of insurance, the Landlord may at its option terminate the Lease by leaving upon the Leased Premises notice in writing of such termination.

16.02 PROHIBITED OCCUPANCY, BANKRUPTCY, ETC. In case without the written consent of the Landlord the Leased Premises shall be used by any other persons than the Tenant or its permitted assigns or subtenants or for any purpose other than that for which they were leased, or occupied by any persons whose occupancy is prohibited by this Lease, or if the Leased Premises shall be vacated or abandoned, or remain unoccupied for fifteen (15) days or more while capable of being occupied, or if the Term or any of the goods and chattels of the Tenant shall at any time be seized in execution or attachment, or if the Tenant shall make any assignment for the benefit of creditors or any bulk sale, become bankrupt or insolvent or take the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors or (if a corporation) shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence, then in any such case the Landlord may at its option terminate this Lease by leaving upon the Leased Premises notice in writing of such termination and thereupon, in addition to the payment by the Tenant of rent and other payments for which the Tenant is liable under this Lease, rent for the current month and the next ensuing three (3) months' rent shall immediately become due and be paid by the Tenant.

                                   ARTICLE 17

                                 MISCELLANEOUS

17.01 NOTICES. Any notice required or contemplated by any provision of this Lease shall be given in writing, and if to the Landlord, either delivered to an executive officer of the Landlord or mailed by prepaid registered mail addressed to the Landlord at the address set out in section 1.01(a); and if to the Tenant, either delivered to the Tenant personally (or to a partner or officer of the Tenant if the Tenant is a firm or corporation) or mailed by prepaid registered mail addressed to the Tenant at the address set out in section 1.01(b). At the option of the Landlord any notice may be delivered to the Tenant at the Leased Premises. Every such notice shall be deemed to have been given when delivered or, if mailed as aforesaid upon the day when it was mailed in Canada. The Landlord may from time to time by notice in writing to the Tenant designate another address in Canada as the address to which notices are to be mailed to it.

17.02 EXTRANEOUS AGREEMENTS. The Tenant acknowledges that there are no covenants, representations warranties, agreements or conditions expressed or implied relating to this Lease or the Leased Premises save as expressly set out in this Lease and in any agreement to lease in writing between the Landlord and the Tenant pursuant to which this Lease has been executed. This Lease may not be modified except by an agreement in writing executed by the Landlord and the Tenant.

17.03            TIME OF ESSENCE.  Time shall be of the essence of this Lease.

17.04 AREA DETERMINATION. In the event that any calculation or determination by the Landlord of the Rentable Area of any premises (including the Leased Premises) or the Building is disputed or called into question, it shall be calculated or determined by the Landlord's architect or surveyor from time to time appointed for the purpose, whose certificate shall be conclusive.

17.05 SUCCESSORS AND ASSIGNS. This Lease and everything herein contained shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the heirs, executors and administrators and the permitted successors and assigns of the Tenant. References to the Tenant shall be read with such changes in gender as may be appropriate, depending upon whether the Tenant is a male or female person or a firm or corporation, and if the Tenant is more than one person or entity, the covenants of the Tenant shall be deemed joint and several.

17.06 FRUSTRATION. The Landlord and the Tenant agree that notwithstanding the occurrence or existence of any event or circumstance or the non-occurrence of any event or circumstance and so often and for so long as the same may occur or continue which, but for this section, would frustrate or void this Lease, the obligations and liabilities of the Tenant hereunder shall continue in full force and effect as if such event or circumstance has not occurred or existed.

17.07 WAIVER. No condoning, excusing or overlooking by the Landlord or Tenant of any default, breach or non-observance by the Tenant or the Landlord at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord's or the Tenant's rights hereunder in respect of any continuing or subsequent default, breach or non-observance or so as to defeat or affect in any way the rights of the Landlord or the Tenant herein in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by the Landlord or the Tenant save only express waiver in writing.

17.08 GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate section hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

17.09 CAPTIONS. The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision thereof.

17.10 NET LEASE. The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord except as shall be otherwise provided in the specific provisions contained in this Lease, and that the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, and the Tenant, except as shall be otherwise provided in the specific provisions contained in this Lease, shall pay all charges, impositions and costs of every nature and kind relating to the Leased Premises whether or not referred to herein and whether or not within the contemplation of the Landlord or the Tenant and the Tenant covenants with the Landlord accordingly.

17.11 SPECIAL PROVISIONS. If there is a Schedule "C" to this Lease the parties agree to each of its provisions.

                                   ARTICLE 18

                                  DEFINITIONS

18.01 DEFINITIONS. In this Lease the following expressions shall have the following meanings:

                 (a) "Additional Service" or "Additional Services" means the services and supervision supplied by the Landlord and referred to in section 9.03 or in any other provision hereof as Additional Services, and any other services which from time to time the Landlord supplies to the Tenant and which are additional to the janitor and cleaning and to other services which the Landlord has agreed to supply pursuant to the provisions of this Lease and to like provisions of other leases of the Building or may elect to supply as included within the standard level of service available to tenants generally and includes janitor and cleaning services in addition to those normally supplied, the provision of labour and supervision in connection with deliveries and supervision in connection with the moving of any furniture or equipment of any tenant and the making of any repairs or alterations by any tenant and maintenance or other services not normally furnished to tenants generally;

                 (b) "Building" means that certain office building of approximately nineteen storeys located on the Land;

                 (c) "Cost of Additional Services" shall mean in the case of Additional Services provided by the Landlord a reasonable charge made therefor by the Landlord which shall not exceed the cost of obtaining such services from independent contractors and in the case of Additional Services provided by independent contractors the Landlord's total cost of providing Additional Services to the Tenant including the cost of all labour (including salaries, wages and fringe benefits) and materials and other direct expenses incurred, the cost of supervision and other indirect expenses capable of being allocated thereto (such allocation to be made upon a reasonable basis) and all other out-of-pocket expenses made in connection therewith including amounts paid to independent contractors plus an amount equal to ten percent (10%) thereof. A report of the Landlord's auditor or other licensed public accountant appointed by the Landlord for the purpose as to the amount of any Cost of Additional Services shall be conclusive;

                 (d) "Fair Market Rent" means that rent that would be paid for leases of similar duration for office space similar to the Leased Premises in office buildings of similar age, class, size, amenities and leasehold improvements between persons dealing in good faith and at arm's length.

                 (e) "Insured Damage" means that part of any damage occurring to the Leased Premises of which the entire cost of repair is actually recoverable by the Landlord under a policy of insurance in respect of fire and other perils from time to time effected by the Landlord, or, if and to the extent that the Landlord has not insured or is deemed to be a co-insurer or self-insurer pursuant to section 12.01, would have been recoverable had the Landlord effected insurance in respect of perils and to amounts and on terms of which it is deemed to be insured;

                 (f) "Land" means all and singular those certain parcels or tracts of land, situate, lying and being In the City of Vancouver, Province of British Columbia, more particularly described as:

                                Lot I
                                Block 16
                                District Lot 541
                                Plan 17421
                                New Westminster District

                 (g) "Leased Premises" means that portion of the Building set out in section 1.01(c), and shown outlined in red on the Plan attached as Schedule "A" hereto. The exterior face of the Building and any space in the Leased Premises used for stairways or passageways to other premises, stacks, shafts, pipes, conduits, ducts or other building facilities, heating, electrical, plumbing, air conditioning and other systems in the Building are expressly excluded from the Leased Premises;

                 (h) "Leasehold Improvements" means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Leased Premises or by other tenants in other premises with the exception of trade fixtures and furniture and equipment not of the nature of fixtures, but includes all partitions however fixed (including moveable partitions) and includes all wall-to-wall carpeting with the exception of such carpeting where laid over vinyl tile or other finished floor and affixed so as to be readily removable without damage;

                 (i) "Normal Business Hours" means the hours from 8:00 a.m. to 6:00 p.m Monday to Friday, inclusive, of each week, and the hours from 8:00 a.m. to 1:00 p.m. Saturdays, holidays excepted;

                 (j) "Operating Cost" means the total of all expenses, without duplication, incurred in the complete maintenance and operation of the Building and the Land, whether incurred by or on behalf of any owner or owners of parts of or interests in the Building and the Land with whom the Landlord may from time to time have agreements for the pooling or sharing of costs or by or on behalf of lessees of space in the Building with whom the Landlord may from time to time have agreement whereby in respect of their premises such lessees perform any cleaning, maintenance or other work or services usually performed by the Landlord, and which expenses if directly incurred by the Landlord would have been included in Operating Cost. If at any time during any fiscal period the Building shall be less than ninety-five percent (95%) occupied by tenants, the Landlord shall have the right to adjust any cost incurred in the Building that is related to tenant occupancy so that the Landlord will fully recover its expenditure and Operating
                           Cost for such fiscal period shall be deemed to be the amount of Operating Cost which would have been incurred if the Building had been ninety-five percent (95%) occupied by tenants during the whole of the fiscal period. Operating Cost (without limiting the generality of the foregoing):

                           (i)   shall include (but subject to certain
                                 deductions as hereinafter provided) the cost of providing complete cleaning, janitor, supervisory and all maintenance services, the cost of operating elevators, the cost of heating, cooling and ventilating all space including both rentable and non-rentable areas, the cost of providing hot and cold water, electricity (including lighting), telephone and other utilities and services to both rentable and non-rentable areas, the cost of all repairs including repairs to the Building or services including elevators, the cost of window cleaning and providing security and supervision, the costs of all insurance for liability or fire or other casualties (and if the Landlord shall elect in whole or in part to self-insure, the amount of reasonable contingency reserves not exceeding the amount of premiums which would otherwise have been incurred in respect of the risk undertaken), accounting costs incurred in connection with maintenance and operation including computations required for the imposition of charges to tenants and audit charges required to be incurred for the conclusive determination of any costs hereunder, and the reasonable rental value (having regard to the rentals prevailing from time to time for similar space) of space utilized by the Landlord in connection with the operation or maintenance of the Building and the Land, the amount of all salaries, wages and fringe benefits paid to employees engaged in the maintenance or operation of the Building and the Land, amounts paid to independent contractors for any services in connection with such maintenance or operation, the cost of direct supervision and of management and other indirect expenses to the extent allocable to the maintenance and operation of the Building and the Land, the cost to the Landlord of making a capital improvement resulting in the reduction of the Operating Cost, the cost of any management fees and managing agent's fees and all other expenses of every nature incurred in connection with the maintenance and operation of the Building and the Land;

                           (ii)  shall exclude Taxes, debt service,
                                 depreciation expenses properly chargeable to capital account (except capital expenditures that are made by the Landlord to reduce Operating Cost), costs determined by the Landlord from time to time to be fairly allocable to the correction of construction faults or initial maladjustments in operating equipment and all management cost not allocable to the actual maintenance and operation of the Building (such as in connection with leasing and rental advertising).

                           In computing Operating Cost there shall be credited as a deduction the amounts of proceeds of insurance relating to Insured Damage and other damage actually recovered by the Landlord (or if the Landlord is deemed to self-insure, a corresponding application of reserves) applicable to such damage, recovery from tenants of the costs of electricity and light bulb and tube and ballast replacement, in each case to the extent that the cost thereof was included therein. Any expenses not directly incurred by the Landlord but which are included in the Operating Cost may be estimated by the Landlord on whatever reasonable basis the Landlord may select if and to the extent that the Landlord cannot ascertain the actual amount of such expenses from the owners or lessees who incurred them. Any report of the Landlord's auditor or other licensed public accountant appointed by the Landlord for the purpose shall be conclusive as to the amount of Operating Costs for any period to which such report relates;

                (k)       "Operating Cost" in any fiscal period means an amount
                           equal to the aggregate of all Operating Cost for such fiscal period;

                 (l) "Rentable Area", in the case of a whole floor of the Building, means all area within the outside walls and shall be computed by measuring to the inside surface of the glass outer Building walls without deduction for columns and projections necessary for the Building, and shall include the Service Areas serving the floor, but shall not include stairs and elevator shafts supplied by the Landlord for use in common with other tenants and flues, stacks, pipe shafts and vertical ducts with their enclosing walls;

                 (m) "Rentable Area", in the case of part of a floor of the Building, means the area occupied, plus an amount equal to the product of the fraction having as its numerator the Rentable Area contained in the Leased Premises on such floor (exclusive of such fraction of the total area of the Service Areas) and as its denominator the sum of the Rentable Area of such floor, multiplied by the total area of Service Areas serving such floor, and shall be computed by measuring from the inside surface of the glass outer Building walls to the office side of corridors or other permanent partitions and to the centre of partitions which separate the area occupied from adjoining Rentable Areas without deduction for columns and projections necessary to the Building, but shall not include stairs and elevator shafts supplied by the Landlord for use in common with other tenants and flues, stacks, pipe shafts or vertical ducts within their enclosed walls within the area occupied;

                 (n) "Service Areas" shall mean the area of corridors, elevator lobbies, service elevator lobbies, washrooms, air-cooling rooms, fan rooms, janitor's closets, telephone and electrical closets and other closets on serving the Leased Premises and other premises on a floor should the floor be a multiple tenant floor;

                 (o) "Taxes" means all taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary or otherwise, levied, imposed or assessed against the Building, the Land and the rents payable to the Landlord by tenants of the building or upon the Landlord in respect of the Building, the Land, such rents or the rental of space in the Building to such tenants or from time to time levied, imposed or assessed in the future in lieu thereof, including those levied, imposed or assessed for education, schools and local improvements, and including all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith in contesting, resisting or appealing any taxes, rates, duties, levies or assessments, but excluding taxes and license fees in respect of any business carried on by tenants and occupants of the Building (including the Landlord) and income or profits taxes upon the income of the Landlord to the extent such taxes are not levied in lieu of taxes, rate, duties, levies and assessments against the Building or the Land or upon the Landlord in respect thereof and shall also include any and all taxes which may in future be levied in lieu of taxes as hereinbefore defined;

                 (p) "Tax Cost" for any fiscal period means an amount equal to the aggregate of all Taxes for such fiscal period;

                 (q) "Tenant's Share" means the fraction which has as its numerator the Rentable Area of the Leased Premises and its denominator the Total Rentable Area;

                 (r)       "Term" means the term of this Lease set forth in
                           section 1.01(d)(i) and any renewal or extension thereof and any period of permitted overholding;

                 (s) "Total Rentable Area" shall mean the total Rentable Area of the Building, whether rented or not, calculated as if the Building were entirely occupied by tenants renting whole floors. The lobby and entrances on the ground floor and subservice floors used in common by tenants, mechanical equipment areas and areas rented or to be rented for automobile parking or for storage shall be excluded from the foregoing calculations. The calculation of the Total Rentable Area, whether rented or not, shall be determined upon completion of the Building and shall be adjusted from time to time to give effect to any structural or fractional change affecting the same.

               IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease the day and year first above written.


LORD REALTY HOLDING LIMITED,           )
acting by its attorney in              )
fact, POLARIS REALTY (CANADA)          )
LIMITED, whose common seal             )
was affixed in the presence            )
of:                                    )
                                       )
       [SIG]                           )
- ------------------------------         )
Title:                                 )
      ------------------------         )
                                       )                      C/S
       [SIG]                           )
- ------------------------------         )
Title: Jon Hall Vice President         )
       Western Region



THE COMMON SEAL of the                 )
TENANT was affixed in the              )
presence of:                           )
                                       )
        [SIG]                          )
- -------------------------------        )
Title: President                       )
                                       )
- -------------------------------        )                      C/S
Title:                                 )
      -------------------------        )

                                  SCHEDULE "A"

                 PLAN OF LEASE AREA OF
                 THE 5th FLOOR OF THE
                 "B.C"E.D. CENTRE" LOCATED AT
                 999 W. HASTINGS ST., VANCOUVER, B.C.


                                 [FLOOR LAYOUT]

                             SCHEDULE "B" TO LEASE

                             RULES AND REGULATIONS


                 The Tenant shall observe the following Rules and Regulations (as amended, modified or supplemented from time to time by the Landlord as provided in the Lease):

1. The Tenant shall not use or permit the use of the Leased Premises in such manner as to create any objectionable noises, odours or other nuisance or hazard, or breach any applicable provisions of municipal by-law or other lawful requirements applicable thereto or any requirements of the Landlord's insurers, shall not permit the Leased Premises to be used for cooking (except with the Landlord's prior written consent) or for sleeping, shall keep the Leased Premises tidy and free from rubbish, shall deposit rubbish in receptacles which are either designated or clearly intended for waste and shall leave the Leased Premises at the end of each business day in a condition such as to facilitate the performance of the Landlord's janitor services in the Leased Premises.

2. The Tenant shall not abuse, misuse or damage the Leased Premises or any of the improvements or facilities therein, and in particular shall not deposit rubbish in any plumbing apparatus or use it for other than purposes for which it is intended, and shall not deface or mark any walls or other parts of the Leased Premises.

3. The Tenant shall not perform, patronize or (to the extent under its control) permit any canvassing, soliciting or peddling in the Building, shall not install in the Leased Premises any machines vending or dispensing refreshments or merchandise and shall not permit food or beverages to be brought to the Leased premises except by such means, at such times and by such persons as have been authorized by the Landlord.

4. The entrances, lobbies, elevators, staircases and other facilities of the Building are for use only for access to the Leased Premises and other parts of the Building and the Tenant shall not obstruct or misuse such facilities or permit them to be obstructed or misused by its agents, employees, invitees or others under its control.

5. No safe or heavy office equipment shall be moved by or for the Tenant unless the consent of the Landlord is first obtained and unless all due care is taken. Such equipment shall be moved upon the appropriate steelbearing plates, skids or platforms and subject to the Landlord's direction, and at such times, by such means and by such persons as the Landlord shall have approved. No furniture, freight or bulky matter of any description shall be moved in or out of the Leased Premises or carried in the elevators except during such hours as the Landlord shall have approved. Hand trucks and similar appliances shall be equipped with rubber tires and other safeguards approved by the Landlord, and shall be used only by prior arrangement with the Landlord.

6. The Tenant shall permit and facilitate the entry of the Landlord, or those designated by it, into the Leased Premises for the purpose of inspection, repair, window cleaning and the performance of other janitor services, and shall not permit access to main header ducts, janitor and electrical closets and other necessary means of access to mechanical, electrical and other facilities to be obstructed by the placement of furniture or otherwise. The Tenant shall not place any additional locks or other security devices upon any doors of the Lease Premises without the prior written approval of the Landlord and subject to any conditions imposed by the Landlord for the maintenance of necessary access.

7. The Landlord may require that all or any persons entering and leaving the Building at any time other than the Normal Business Hours satisfactorily identify themselves and register in books kept for the purpose and may prevent any person from entering the Leased Premises unless provided with a key thereto and a pass or other authorization from the Tenant in a form satisfactory to the Landlord and may prevent any person removing any goods therefrom without written authorization.

8. The Tenant shall refer to the Building only by the name from time to time designated by the Landlord for it and shall use such name only for the business address of the Leased Premises and not for any promotion or other purpose.

9. The Tenant shall not interfere with window coverings installed upon exterior windows, and shall close or (if window coverings are remotely controlled) permit to be closed such window coverings during such hours from dusk to dawn as the Landlord may require, and shall not install or operate any interior drapes installed by the Tenant so as to interfere with the exterior appearance of the Building.

                 The foregoing Rules and Regulations, as from time to time amended, are not necessarily of uniform application, but may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant and the Leased Premises, and may be waived in whole or in part with respect to the Leased Premises without waiving them as to future application to the Leased Premises, and the imposition of such Rules and Regulations shall not create or imply an obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement.

                             SCHEDULE "C" TO LEASE

                               SPECIAL PROVISIONS

FREE BASIC RENT

The Tenant shall have a Free Basic Rent period during the first two (2) months from the Commencement Date of this Lease. During this period the Tenant shall pay to the Landlord its Proportionate Share of Operating Costs and Property Taxes and abide by all other term of this Lease.


EARLY ACCESS

For the purposes of planning and constructing of its Leasehold Improvements, the Tenant shall have early access to the Leased Premises one (1) month prior to the Commencement Date. During this period the Tenant shall not be obligated to pay any Basic Rent or Additional Rent, but shall abide by ALL other terms of this Lease.


LEASEHOLD IMPROVEMENTS

The Tenant shall be responsible for providing their own leasehold improvements, including designer fees, architectural inspection fees, demolition and construction costs and signage, ALL in keeping with the Landlord's Tenant Guidelines and to the prior approval of the Landlord.

                             SCHEDULE "D" TO LEASE
                                OPTION TO RENEW

1. Provided that the Tenant shall not be in default under any of the covenants or conditions of this Lease, the Landlord hereby grants to the Tenant a right of renewal, exercisable by the Tenant giving written notice to the Landlord not less than six
                 (6) months and not more than nine (9) months prior to the expiration of the Term, to renew the Term of this Lease for a further period of three (3) years (in this Lease called the "Renewal Term").

2.               There shall be no further right of renewal beyond the Renewal
                 Term.

3. The renewal lease shall contain the same covenants, conditions and agreements as are contained in this Lease, except:

                 (a)  the right of renewal already exercised shall be omitted;

                 (b) any section or clause of this Lease which requires revision to state correctly the manner in which it is to be applied during the Renewal Term shall be so revised; and

                 (c) Rent for the Renewal Term shall be determined as provided in paragraph 4 hereof.

4. The Rent payable with respect to the Renewal Term shall be the greater of:

                 (a)  the Rent payable during the final year of this Lease: or

                 (b)  the Fair Market Rent (as defined in Article 18, Section
                      18.01 (d)) for the Leased Premises as at the commencement date of the Renewal Term.

5. The parties shall make bona fide efforts to agree as to the Fair Market Rent with respect to the Leased Premises as at the commencement date of the Renewal Term. If, however, the parties have not agreed as to the amount of rent by the sixtieth (60th) day prior to the commencement of the Renewal Term, then such rent shall be determined either:

                 (a) by an arbitrator mutually agreed upon by the parties who shall be a person currently active in the Province of British Columbia as an Accredited Real Estate appraiser having not less than five years experience as an appraiser; or

                 (b) if the parties are unable to agree as to an arbitrator pursuant to clause (a) of this paragraph, then such Fair Market Rent shall be determined by a single arbitrator in accordance with the provisions of the Commercial Arbitration Act S.B.C. 1986, c. 3 and amendments thereto or legislation in substitution therefore.